Exhibit 99.1


             [Willow Grove Bancorp, Inc. Letterhead]

Press Release                           FOR IMMEDIATE RELEASE
                                        Contact: Frederick A. Marcell Jr., CEO
                                        Christopher E.  Bell, CFO
                                        Telephone:  215-646-5405

              WILLOW GROVE BANCORP, INC.  ANNOUNCES
       FIRST QUARTER RESULTS, DECLARATION OF CASH DIVIDEND
                 AND A 5% STOCK REPURCHASE PLAN

     Maple Glen, Pennsylvania - (October 29, 2003) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the "Bank"), reported net income of $1.6 million, or $0.16 diluted earnings per share, for the quarter ended September 30, 2003. This compares to net income of $1.8 million, or $0.17 diluted earnings per share, for the quarter ended September 30, 2002. Mr. Frederick A. Marcell Jr., President and CEO of the Company stated: "Given the challenges which the current interest rate environment has caused for our Company and the industry in general, we are satisfied with the results for this quarter. Like most in the industry, margin compression was a significant factor for us this quarter. However, we were able to significantly increase our non-interest income compared to the quarter ended September 30, 2002." President Marcell further stated "I'm also pleased to announce the Board of Directors has authorized a repurchase program for up to 5%, or 511,565, shares of Company stock over the next year. We believe the ability to repurchase shares, based on certain conditions, provides us with a viable capital management tool to enhance shareholder value."

     Net interest income for the three-months ended September 30, 2003 was $6.1 million. This compares to $7.2 million in net interest income for the prior year comparable period. For the three-month period ended September 30, 2003 compared to the three-months ended September 30, 2002, net interest income declined primarily as a result of the reduction in interest income, due primarily to the decline in interest rates, which was greater than the reduction in interest expense.

     The Company's net interest margin decreased to 3.08% for the three months ended September 30, 2003, a decline of 66 basis points and seven basis points compared to 3.74% and 3.15% for the three months ended September 30, 2002 and June 30, 2003, respectively. The decrease in net interest margin for the three months ended September 30, 2003 was primarily a result of the combination of a decline in net interest income and in the ratio of average interest-earning assets to average interest-bearing liabilities.

     The Company's provision for loan losses decreased $271,000, or 82.1% to $59,000 for the three months ended September 30, 2003 compared to $330,000 for the corresponding prior fiscal year period. Provisions for loan losses are based primarily upon the Company's regular review of the credit quality of its loan portfolio, the net charge-offs during the period and other factors. We believe, to the best of our knowledge, that at such date the allowance for loan loss was adequate at September 30, 2003 and represents all known and inherent loses in the portfolio that are both probable and reasonably estimable. However, no assurance can be given as to the amount or timing of additional provisions for loan losses in the future as a result of potential increases in the amount of the Company's non-performing loans in the remainder of the Company's loan portfolio.

     Non-interest income increased $832,000, or 168.1% to $1.3 million for the three-month period ended September 30, 2003 compared to $495,000 for the similar prior fiscal year period. The increase was primarily a result of the Company's increase in gains on sales of loans and securities, service charges and fees, and the cash surrender value of bank owned life insurance during the first quarter of fiscal 2004. For the three months ended September 30, 2003, the Company realized $415,000 in gains on the sale of securities compared to a $23,000 loss on securities sales in the comparable prior year period. Gains on sale of securities were obtained by taking advantage of certain market opportunities. During the three months ended September 30, 2003, the Company recognized $239,000 in gains from the sale of loans compared to $89,000 for the three months ended September 30, 2002. During the three months ended September 30, 2003, service charges and fees increased $147,000, or 31.1% to $619,000 primarily as a result of increased non-traditional product sales and loan prepayment penalties.

     Non-interest expense increased $463,000, or 10.1% to $5.1 million for the three-month period ended September 30, 2003 compared to $4.6 million for the similar prior year period. The increase was primarily a result of the Company's increase in compensation and benefits expense, personnel costs, and employee stock ownership plan ("ESOP") and Recognition and Retention Plan ("RRP") expenses. The Company's ESOP expense increased $79,000, or 44.8% to $256,000 for the three months ended September 30, 2003 compared to ESOP expense of $177,000 for the similar prior year period. The increase in ESOP expense was primarily the result of market price appreciation of the Company's common stock. RRP expense increased $131,000, or 323.0% to $172,000 for the three months ended September 30, 2003 compared to RRP expense of $41,000 for the three months ended September 30, 2002 due to shares allocated from the 2002 RRP Trust. Occupancy costs increased $34,000 during the three months ended September 30, 2003 compared to the similar prior year period as a result of the operation of our fourteenth banking office. Recognized in professional fees during the three months ended September 30, 2003 were charges totaling $119,000 associated with the Company's assessment of the potential acquisition of another financial institution which management ultimately determined not to pursue. Additionally, other expenses increased due to general increases in back office operations.

     The Company's total assets amounted to $830.4 million at September 30, 2003, a decrease of $14.8 million, or 1.7% from
June 30, 2003. The decrease in assets primarily resulted from a decline in cash of $35.7 million or 36.5%. Securities available-for-sale and held to maturity increased a combined $13.5 million, or 4.3%. Net loans increased $4.6 million, or 1.1% from $413.8 million at June 30, 2003 to $418.4 million at September 30, 2003. During the first quarter of fiscal 2004, construction loans increased $5.3 million, or 14.6%, home equity loans increased $4.0 million, or 5.5%, and single-family residential loans increased $3.7 million, or 2.8%. Partially offsetting these increases were declines of $7.4 million, or 4.7% in commercial and multi-family real estate loans, $1.1 million, or 5.5% in commercial business loans, and $255,000, or 11.0% in consumer loans. While management has made certain improvements to the Company's commercial lending function over the past year and it anticipates gradually re-entering the market for commercial business loans in excess of $250,000 that are deemed to have very strong credit quality, there were no commercial business loans originated in excess of $250,000 during the quarter ended
September 30, 2003. Total liabilities amounted to $721.7 million at September 30, 2003, a decrease of $6.3 million from June 30, 2003. Deposits decreased $10.7 million, or 1.8%, to $575.9 million, with core deposits, which constitute savings, checking and money market accounts, increasing $5.2 million, or 1.8%, to $292.0 million, while borrowings increased $6.7 million, or 5.0%
from June 30, 2003.   Total stockholders' equity decreased $8.5
million to $108.6 million at September 30, 2003. The change in stockholders' equity was primarily the result of the repurchase of 476,866 shares of stock in the open market at an aggregate cost of $7.9 million.

     The Company also announced that its Board of Directors, at its October 28, 2003 meeting, declared a $.09 cash dividend on each share of common stock of the Company payable on November 21, 2003 to stockholders of record at the close of business on November 7, 2003.

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has 14 offices located throughout Montgomery, Bucks, and Philadelphia counties.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

  Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2003, and its other periodic and current reports filed thereafter describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

  Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

                       WILLOW GROVE BANCORP, INC.
              (Unaudited Selected Financial and Other Data)

                                       At September 30, 2003    At June 30, 2003
                                       -----------------------------------------
Selected Financial Condition Data:
----------------------------------   (Dollars in thousands, except per share data)
Total assets                                 $830,361             $845,124
Cash and cash equivalents                      62,293               98,040
Loans receivable, net                         418,362              413,799
Loans held for sale                             5,176                5,293
Securities available-for-sale                 305,266              291,885
Securities held to maturity                    17,316               17,320
Deposits                                      575,914              586,643
FHLB advances                                 139,234              132,557
Stockholders' equity                          108,627              117,130
Book value per diluted common share             10.83                11.20


                                             For the Three Months Ended
                                     -----------------------------------------
                                     September 30, 2003     September 30, 2002
                                     ------------------     ------------------
Selected Operating Statement Data: (Dollars in thousands, except per share data)
----------------------------------
Interest income                               $10,096              $12,253
Interest expense                                3,960                5,073
Net interest income                             6,136                7,180
Provision for loan losses                          59                  330
Total non-interest income                       1,327                  495
Total non-interest expense                      5,055                4,592
Income tax expense                                728                  928
Net income                                      1,621                1,825
Diluted earnings per share                       0.16                 0.17

Selected Other  Data:
---------------------
Average yield interest-earning assets (1)        5.05%                6.37%
Average cost interest-bearing liabilities (1)    2.46%                3.33%
Average interest rate spread (1)                 2.59%                3.04%
Return on average assets (1)                     0.78%                0.92%
Return on average equity (1)                     5.74%                5.87%
Net interest  margin (1)                         3.08%                3.74%
Ratio of non-performing assets
      to total assets at period end              0.54%                0.66%
Ratio of non-performing loans
      to total loans at period end               0.97%                1.10%
Ratio of allowance for loan loss
      to total loans at period end               1.25%                1.04%
Ratio of allowance for loan loss
      to non-performing loans at period end    129.42%               94.63%
Efficiency ratio                                67.73%               59.83%
Full service banking offices at period end          14                   13


--------------------------------------------------------------------
(1)  Annualized for the three months ended September 30, 2003 and 2002